Exhibit 4.15

DLZ Consulting, LLC. 1132 North Venetian Drive Miami, FL 33139 Tel: 305-788-8335 Attn: David Filler	INVOICE INVOICE NO: CC 2005-3 Thru 7 DATE: April 14, 2006

To: Cobalis Corporation	Ship To:
2445 McCabe Way, Suite 150
Irvine, CA 92614
ATTN: Chas Radovich

SALESPERSON	P.O. NUMBER	Date Shipped	Shipped via	F.O.B. POINT	TERMS
Described Below

QUANTITY	DESCRIPTION	UNIT PRICE	AMOUNT
	Consulting Services Due for March 2005 $2,500 Previously Paid - Balance Due of $7,500		$7,500
	Consulting Services Due for April 2005		$10,000
	Consulting Services Due for May 2005		$10,000
	Consulting Services Due for June 2005		$10,000
	Consulting Services Due for July 2005 - Balance Due for July is $2,500		$7,500

	Note: All services provided were for litigation management, strategic planning & general business operations for the company.
SUBTOTAL			$ 45,000
DATE:
Shipping & Handling
	TOTAL DUE		$ 45,000

If you have any questions concerning this invoice, please contact David Filler at (305) 788-8335.

THANK YOU FOR YOUR BUSINESS!